EXHIBIT 99.2

Best Buy Completes Future Shop Acquisition

MINNEAPOLIS -- Nov. 5, 2001--Best Buy Co., Inc. (NYSE:BBY), the largest consumer electronics retailer in the U.S., today announced the completion of its acquisition of Future Shop Ltd., Canada's leading consumer electronics retailer. Future Shop became a wholly owned subsidiary of Best Buy effective on November 4, 2001, and there will no longer be trading of Future Shop shares on the Toronto Stock Exchange.

"The completed acquisition of Future Shop is an exciting step for both companies," said Best Buy Chairman & CEO Richard M. Schulze. "It helps achieve Best Buy's goal of becoming a global leader in the technology and entertainment industry, and provides Future Shop with the resources of a multi-national organization committed to growth and expansion throughout Canada."

As part of the acquisition, Hassan Khosrowshahi - who founded Future Shop in 1982 - has stepped down as Chairman and CEO. Future Shop President & COO Kevin Layden will remain at the helm, reporting to Best Buy President and COO Brad Anderson. Layden said, "The post-merger integration process will be a collaborative effort, maximizing the talent and expertise of Future Shop employees. We look forward to being a part of the Best Buy family."

    About Best Buy Co., Inc.

Minneapolis-based Best Buy Co., Inc. (NYSE:BBY) is the number one specialty retailer of consumer electronics, personal computers, entertainment software and appliances in the U.S. The Company operates retail stores and commercial web sites under the names: Best Buy (BestBuy.com), Future Shop (FutureShop.ca); Magnolia Hi-Fi (MagnoliaHiFi.com), Media Play (MediaPlay.com), On Cue (OnCue.com), Sam Goody (SamGoody.com), and Suncoast (Suncoast.com). The Company reaches consumers through more than 1,800 retail stores nationwide, in Canada, in Puerto Rico and in the U.S. Virgin Islands.

    About Future Shop

Future Shop, a wholly owned subsidiary of Best Buy Co., Inc. (NYSE:BBY), is Canada's largest, fastest-growing national retailer and e-tailer of consumer electronic products for the digital age, with 91 stores and the nation's premier Internet-based electronics superstore, at FutureShop.ca. Future Shop and its 7,300 associates are committed to providing Canadians with expert service; the latest digital products such as DVD movies and wireless Internet devices; and a wide selection of televisions, computers, music and appliances. For more information about Future Shop, visit the company's Web site at www.FutureShop.ca.

Statements made in this news release, other than those concerning historical financial information, should be considered forward looking and subject to various risks and uncertainties. Such forward-looking statements are based on management's beliefs and assumptions regarding information currently available, and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ materially from those expressed in the forward-looking statements. Factors that could cause results to vary include, among others; those identified in the Company's filings with the Securities and Exchange Commission. The Company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

CONTACT: Best Buy Co., Inc., Minneapolis
Susan Hoff, 952/947-2443
susan.hoff@bestbuy.com
or
Future Shop Ltd.
Lori DeCou, 604/412-1012
ldecou@futureshop.com